Exhibit 10.33

B/E AEROSPACE, INC. 2005 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR THE EXECUTIVE CHAIRMAN OF THE COMPANY

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is made effective as of ________________ (the “Date of Grant”) between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Amin J. Khoury (the “Participant”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the BE Aerospace, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant the Restricted Stock Units provided for herein to the Participant pursuant to the Plan and the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.        Grant of the Award.  Subject to the provisions of this Award Agreement and the Plan, the Company hereby grants to the Participant, an aggregate of ________________ restricted stock units (the “RSUs”) each entitling the Participant to receive one share of Company common stock (the “Shares”), subject to adjustment as set forth in the Plan.  Fifty percent (50%) of the RSUs shall be subject to time-based vesting (the “Time-Based RSUs”) and fifty percent (50%) of the RSUs shall be subject to performance-based vesting (the “Performance-Based RSUs”).  The aggregate number of RSUs set forth above, as well as the 50%-50% allocation between Time-Based RSUs and Performance-Based RSUs, are based on the assumed achievement of target performance with respect to the Performance-Based RSUs; it being understood and agreed that the actual number of Performance-Based RSUs that are earned by the Participant may be more or less than the target number of [INSERT NUMBER EQUAL TO 50% OF AGGREGATE NUMBER ABOVE] (the “Target Performance Award”).

2.        Incorporation of Plan.  The Participant acknowledges receipt of the Plan, a copy of which is attached hereto and represents that he is familiar with its terms and provisions.  This Award Agreement and the RSUs shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern.

3.        Vesting Schedule.  Subject to the terms and conditions hereof, the Participant shall vest in the RSUs as follows, unless previously vested or canceled in accordance with the provisions of the Plan or this Award Agreement:

(a)        Time-Based RSUs.  On each of the first, second and third anniversaries of the Date of Grant, thirty-three and one-third percent (33 1/3%) of the Time-Based RSUs shall vest and no longer be subject to cancellation pursuant to Section 6 or the transfer restrictions set forth in Section 8 hereof (each date, a “Time Vesting Date”).

(b)        Performance-Based RSUs.  The methodology for determining the final number of Performance-Based RSUs that will be earned and vested as of April 30, 2019 (the “Performance Vesting Date”) based on Company performance over the three years of the

Performance Period (2016, 2017 and 2018) is set forth on Exhibit 1 attached hereto, which is an integral part of this Award Agreement.

4.        Termination by the Company; Resignation for Good Reason.  Unless otherwise provided in a written employment agreement between the Participant and the Company, in the event of the Participant’s termination of employment with the Company prior to the vesting of the RSUs hereunder on account of a termination by the Company or a resignation for Good Reason, all of the unvested RSUs shall vest immediately and shall no longer be subject to cancellation pursuant to Section 6 or the transfer restrictions set forth in Section 8 hereof.  Notwithstanding any relevant provision in a written employment agreement between the Participant and the Company that provides for vesting of all equity awards in such a situation, the exact number of Performance-Based RSUs that will vest and subsequently be delivered upon settlement will be equal to the greater of (i) the Participant’s Target Performance Award or (ii) the non-prorated amount that would be earned and vested in accordance with Exhibit 1 as if the three-year Performance Period had been completed based upon actual performance achieved through the most recently completed year (if any) of the relevant Performance Period (with the Cumulative Average Annual Ranking (as defined in Exhibit 1) determined based on the Average Annual Ranking for the completed year or years in the Performance Period).  For purposes of this Award Agreement, the term “Good Reason” shall have the meaning assigned to it in the written employment agreement between the Participant and the Company.

5.        Death or Disability.  If, prior to the vesting of the RSUs hereunder, the Participant’s employment with the Company terminates due to death or Disability, all of the unvested RSUs shall vest immediately and shall no longer be subject to cancellation pursuant to Section 6 or the transfer restrictions set forth in Section 8 hereof.  Notwithstanding any relevant provision in a written employment agreement between the Participant and the Company that provides for vesting of all equity awards in such a situation, the exact number of Performance-Based RSUs that will vest and subsequently be delivered upon settlement will be calculated assuming maximum performance was achieved (i.e., 200% of the Target Performance Award).

6.        Resignation absent Good Reason.  Unless otherwise provided in a written employment agreement between the Participant and the Company, if, prior to the vesting of the RSUs hereunder, the Participant resigns his employment absent Good Reason, all of the unvested RSUs shall be cancelled immediately without consideration as of the date of such termination.

7.        Change in Control.  Upon a Change in Control prior to the vesting of all of the RSUs hereunder, all of the unvested RSUs shall vest immediately and shall no longer be subject to cancellation pursuant to Section 6 or the transfer restrictions set forth in Section 8 hereof.  Notwithstanding any relevant provision in the written employment agreement between the Participant and the Company that provides for vesting of all equity awards in such a situation, the exact number of Performance-Based RSUs that will vest and subsequently be delivered upon settlement will be calculated assuming maximum performance was achieved (i.e., 200% of the Target Performance Award).

8.        Nontransferability of RSUs.  Unless otherwise determined by the Committee, the RSUs may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to such terms and conditions as it shall specify, permit the transfer of the RSUs, including, without limitation, for no consideration to a charitable institution or a Permitted Transferee.  Any RSUs transferred to a charitable institution may not be further transferable without the Committee’s approval and any of the RSUs transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

9.        No Rights as a Stockholder.  The RSUs do not entitle the Participant to any of the rights of a stockholder of the Company, including, the right to vote Shares until the Participant or his nominee becomes the holder of record of Shares.

10.        Dividends Equivalent Rights.  The Participant shall accumulate dividend equivalent rights on all RSUs in an amount equal to the cash dividends paid with respect to the Shares on each date prior to settlement of the Participant’s RSUs that a cash dividend is paid on Shares.  The dividend equivalent rights shall be held by the Company as a bookkeeping account and shall be subject to the same terms and conditions (including vesting terms) as the corresponding RSUs and shall accumulate and be paid if and when the corresponding RSUs are settled.

11.        Settlement of RSUs.  Unless the Participant has executed and not revoked a valid deferral election under the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, as amended (the “DC Plan”) (or has elected an alternative investment allocation with respect to RSUs deferred under the DC Plan), settlement of vested RSUs shall be made within thirty (30) days following the  applicable Time Vesting Date or Performance Vesting Date (or such earlier date on which the RSUs vest pursuant to this Award Agreement; but in no event later than March 15th of the calendar year immediately following the calendar year in which the applicable vesting date occurs.  Settlement will be made by delivery of Shares.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any Shares if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation, or agreement of the Company with, any securities exchange or association upon which the Shares are listed or quoted.  If the Participant has executed and not revoked a valid deferral election, settlement shall be made in accordance with the DC Plan.

12.        No Entitlements.

(a)        No Right to Continued Employment.  This award is not an employment agreement, and nothing in this Award Agreement or the Plan shall (i)  alter the Participant’s status as an “at-will” employee of the Company, subject to the terms of any applicable employment agreement, (ii) be construed as guaranteeing the Participant’s employment by the Company or as giving the Participant any right to continue in the employ of the Company during any period (including without limitation the period between the Date Of Grant and the applicable vesting date in accordance with  Section 3) or (iii)  be construed as giving the Participant any right to be reemployed by the Company following any termination of Employment.

(b)        No Right to Future Awards.  This award of RSUs and all other equity-based awards under the Plan are discretionary.  This award does not confer on the Participant any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period.

(c)        No Effect on Future Employment Compensation.  The Company has made this award of RSUs to the Participant in its sole discretion.  This award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation.  In addition, this award of RSUs is not part of the Participant’s base salary or wages and will not be taken into account in determining any other employment-related rights the Participant may have, such as rights to pension or severance pay.

13.        Taxes and Withholding.  No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled in Shares, including Shares that are issued in settlement of the award that gives rise to the withholding requirement.  The obligations of the Company to settle the RSUs under this Award Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, by withholding Shares to be delivered upon settlement.

14.        Securities Laws.  In connection with the grant, vesting or settlement of the RSUs the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

15.        Miscellaneous Provisions.

(a)        Notices.  Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)        Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Award Agreement.

(c)        Counterparts.  This Award Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)        Entire Agreement.  This Award Agreement (including Exhibit 1 hereto), the Plan and, to the extent applicable, any written employment agreement between the Participant and the Company, constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

(e)        Amendments.  The Board or the Committee shall have the power to alter, amend, modify or terminate the Plan or this Award Agreement at any time; provided,  however, that no such termination, amendment or modification may adversely affect, in any material respect, the Participant’s rights under this Award Agreement without the Participant’s consent.  Notwithstanding the foregoing, the Company shall have broad authority to amend this Award Agreement without the consent of the Participant to the extent it deems necessary or desirable (i) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) to ensure that the RSUs are not subject to taxes, interest and penalties under Section 409A of the Code, (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) to take into account significant acquisitions or dispositions of assets or other property by the Company.  Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give written notice to the Participant in accordance with Section 15(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the RSUs in any manner that is consistent with the Plan and approved by the Committee.

(f)        Section 409A.

(i)         The RSUs are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”).  If any provision of the Plan or this Award Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Award Agreement, without the consent of the Participant, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax.  This Section 15(f) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

(ii)        Notwithstanding anything to the contrary in the Plan or this Award Agreement, to the extent that the RSUs constitute deferred compensation for purposes of Section 409A and the Participant is a “Specified Employee” (within the meaning of the

Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A may be made before the first business day following the six (6) month anniversary from the Participant’s “Separation from Service” from the Company (as defined in Section 409A) or, if earlier, the date of the Participant’s death.

(iii)        The actual date of settlement pursuant to Section 11 shall be within the sole discretion of the Company.  In no event may the Participant be permitted to control the year in which settlement occurs.

(g)        Successor.  Except as otherwise provided herein, this Award Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 8 hereof.

(h)        Choice of Law.  Except as to matters of federal law, this Award Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).

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B/E AEROSPACE, INC.

By:
Name: Joseph T. Lower
Title: Vice President and Chief Financial Officer

PARTICIPANT

Amin J. Khoury

Exhibit 1

B/E Aerospace, Inc.
Performance-Based RSUs

Calculation of Final Performance Award.  As of the Performance Vesting Date, you will earn and become vested in a number of Performance-Based RSUs (the “Final Performance Award”) determined by multiplying the Target Performance Award by (i) zero, if the Cumulative Average Annual Ranking is less than the 25th percentile, (ii) between 50% and 100% (linearly interpolated) if the Cumulative Average Annual Ranking is between the 25th and 50th percentiles and (iii) between 100% and 200% (linearly interpolated) if the Cumulative Average Annual Ranking is between the 50th and 75th (or greater) percentiles.

As used in this Exhibit 1 and the Award Agreement:

(a)“Annual Peer Group” means, for each of 2016, 2017 and 2018, the compensation peer group set forth in the annual proxy statement filed during such year; provided,  however, that if any constituent company of such peer group is no longer either in existence or an independent public company as of the end of such year, such company shall be excluded from the Annual Peer Group. In addition, the Committee shall make such adjustments (if any) to the Annual Peer Group and/or the measurements of relative performance against the Annual Peer Group under this Agreement as it may deem necessary or appropriate if and to the extent that there are distortions resulting from fundamental, extraordinary changes to the business of any constituent company in the Annual Peer Group.

(b)“Average Annual Ranking” means, for each of 2016, 2017 and 2018, the average of the EBIT Margin Ranking, EPS Growth Ranking, ROA Ranking and ROIC Ranking for such year.

(c)“Cumulative Average Annual Ranking” means the average of the three Average Annual Rankings for 2016, 2017 and 2018.

(d)“EBIT Margin” means (i) earnings from continuing operations before net interest expense and income taxes for a specified annual measurement period, divided by (ii) net sales for the same measurement period.

(e)“EBIT Margin Ranking” means, for each of 2016, 2017 and 2018, the percentile ranking of the Company for EBIT Margin relative to the Annual Peer Group for such year.

(f)“EPS Growth” means the change (positive or negative) in fully diluted net income from continuing operations  per share from one specified annual measurement period to a later specified annual measurement period, expressed as a percentage.

(g)“EPS Growth Ranking” means, for each of 2016, 2017 and 2018, the percentile ranking of the Company for EPS Growth relative to the Annual Peer Group for such year, calculated on a comparable basis for any adjustments or nonrecurring charges.

(h)“ROA” means (i) net operating profit after taxes (NOPAT) calculated as pre-tax operating earnings from continuing operations less income taxes at the Company’s effective tax rate for a specified annual measurement period, divided by (ii) the average balance of total assets for the same annual measurement period, determined by averaging the beginning and ending balances of total assets for such measurement period.

(i)“ROA Ranking” means, for each of 2016, 2017 and 2018, the percentile ranking of the Company for ROA relative to the Annual Peer Group for such year.

(j)“ROIC” means (i) net operating profit after taxes (NOPAT) calculated as pre-tax operating earnings from continuing operations less income taxes at the Company’s effective tax rate for a specified annual measurement period, divided by (ii) the average balance of the combined book value of equity and book value of debt for the same annual measurement period, determined by averaging the beginning and ending balances for such measurement period.

(k)“ROIC Ranking” means, for 2016, 2017 and 2018, the percentile ranking of the Company for ROIC relative to the Annual Peer Group for such year.

EXAMPLE (for illustrative purposes only):

Target Performance Award – 50,000 Performance-Based RSUs

Below are the annual rankings by metric as measured against the applicable Annual Peer Group

	2016	2017	2018	FINAL
EBIT MARGIN	45th Percentile	55th Percentile	62nd Percentile
EPS GROWTH	65	60	58
ROA	60	50	55
ROIC	70	80	85
Average Annual Ranking	60	61.25	65.0
Cumulative Average Annual Ranking				62.08
Final Performance Award				148.33[1] X 50,000 = 74,167 Performance-Based RSUs earned and vested

1 Interpolation between 100% and 200% for performance between the 50th and 75th percentiles.